Exhibit (e)(4)

License Agreement

This Agreement, dated as of April 15, 2009, is entered into by and among Ivy Funds Distributor, Inc. ("IFDI"), Waddell & Reed, Inc. ("WRI"), and Ivy Funds Variable Insurance Portfolios (the "Funds").

WHEREAS, WRI acts as the principal underwriter and distributor of the Funds; and

WHEREAS, IFDI is the owner of the "Ivy Funds" brand name and associated trademarks and/or service marks (together, the "Marks"); and
WHEREAS, WRI and the Funds (each, a "Licensee") desire to use such Marks in connection with Fund-related business and IFDI is willing to grant to WRI and the Funds a license to so use the Marks.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Trademarks.

a.
Trademark License. IFDI grants each Licensee a limited nonexclusive, nontransferable license to use the Marks in connection with Fund-related business (such as in registration statements, proxies and other regulatory filings, and in connection with the marketing, public offering, management and operation of the Funds) in a manner that will preserve and enhance the goodwill associated with the Marks; provided that each Licensee: (i) shall not create a unitary composite mark involving a Mark without prior written approval from IFDI; and (ii) shall display symbols and notices clearly and sufficiently indicating the trademark status and ownership of the Marks in accordance with applicable trademark law and practice. Each Licensee shall cease using a particular Mark upon written request of IFDI, and must obtain the written approval of IFDI prior to using the Marks for any purpose other than for Fund-related business.

b.
Ownership of Trademarks. Each Licensee acknowledges the ownership of IFDI in the Marks. Each Licensee agrees that its use of the Marks will not create in it, nor will it represent it has, any right, title, or interest in or to such Marks other than the licenses expressly granted herein. Each Licensee agrees not to do anything contesting or impairing the trademark rights of IFDI.

c.
Infringement Proceedings. Each Licensee agrees to promptly notify IFDI in writing of any unauthorized use of the Marks of which it has actual knowledge. IFDI shall have the sole right and discretion to bring proceedings alleging infringement of its Marks or unfair competition related thereto; provided, however, that the Licensees agree to provide IFDI with its reasonable cooperation and assistance with respect to any such infringement proceedings.

2.	Indemnifications and Protections.

a.
IFDI agrees to defend at its own expense and hold each Licensee harmless against any loss, damage, liability, claim, demand, suit, judgment, and expense (including reasonable attorney's fees) brought or alleged against the Licensee which may be incurred by any claim, suit or proceeding based upon any claims that the use of the Marks by Licensee constitutes an infringement of title, copyright, trademark or other intellectual property rights of a third party, or piracy, plagiarism, or unfair competition or idea misappropriation under implied or express contract, or any other cause of action in any way related to the Marks; provided, however, that the Licensee shall give IFDI prompt written notice of the institution of such action, permit IFDI to defend the same, and give IFDI all available information, assistance, and authority in connection therewith. IFDI shall have control of the defense of any such action, including appeals, and of all negotiations for, including the right to effect, the settlement or compromise thereof.

IFDI's obligation to so defend, indemnify and hold the Licensee harmless shall not apply in those circumstances where such claim, suit or proceeding is brought as a result of the Licensee's negligent or intentional acts, omissions, or other wrongful conduct.

3.	Termination of License.

This license shall remain in effect until such time that it is revoked by IFDI's written request; unless terminated by agreement of the parties to this Agreement. Following termination of the license: (i) all rights, licenses, and privileges granted to the Licensees hereunder shall automatically revert to IFDI; (ii) each Licensee shall execute any and all documents requested by IFDI evidencing such automatic reversion; and (iii) each Licensee may retain marketing and other materials created during the term of the license, however, the Licensees may not use the Marks in new marketing materials.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their authorized officers as of the day and year first written above.

IVY FUNDS DISTRIBUTOR, INC.		WADDELL & REED, INC.
By:	/s/ Thomas W. Butch	By:	/s/ Thomas W. Butch

Title:	President	Title:	President

IVY FUNDS VARIABLE INSURANCE PORTFOLIOS

By:	/s/ Henry J. Herrmann

Title:	President